As filed with the Securities and Exchange Commission on August 1, 2024

Registration Nos. 333-179480

333-204062

333-238198

333-256389

333-265119

333-272084

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-179480

FORM S-8 REGISTRATION STATEMENT NO. 333-204062

FORM S-8 REGISTRATION STATEMENT NO. 333-238198

FORM S-8 REGISTRATION STATEMENT NO. 333-256389

FORM S-8 REGISTRATION STATEMENT NO. 333-265119

FORM S-8 REGISTRATION STATEMENT NO. 333-272084

UNDER

THE SECURITIES ACT OF 1933

U.S. Silica Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-3718801
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

24275 Katy Freeway, Suite 600

Katy, Texas 77494

(Address of Principal Executive Offices)(Zip Code)

U.S. Silica Holdings, Inc. 2011 Incentive Compensation Plan

(Full title of the plan)

Stacy Russell

Executive Vice President, General Counsel & Corporate Secretary

U.S. Silica Holdings, Inc.

24275 Katy Freeway, Suite 600

Katy, Texas 77494

(Name and address of agent for service)

(281) 258-2170

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

REMOVAL FROM REGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by U.S. Silica Holdings, Inc., a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (the “Shares”) registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.

Registration Statement on Form S-8 (No. 333-179480) filed with the SEC on February 10, 2012, registering the issuance of an aggregate of 5,000,000 Shares issuable under the U.S. Silica Holdings, Inc. 2011 Incentive Compensation Plan (as amended and restated from time to time, the “Plan”);

2.	Registration Statement on Form S-8 (No. 333-204062) filed with the SEC on May 11, 2015, registering the issuance of an aggregate of 4,785,500 Shares issuable under the Plan;

3.	Registration Statement on Form S-8 (No. 333-238198) filed with the SEC on May 12, 2020, registering the issuance of an aggregate of 4,025,000 Shares issuable under the Plan;

4.	Registration Statement on Form S-8 (No. 333-256389) filed with the SEC on May 21, 2021, registering the issuance of an aggregate of 1,500,000 Shares issuable under the Plan;

5.	Registration Statement on Form S-8 (No. 333-265119) filed with the SEC on May 20, 2022, registering the issuance of an aggregate of 3,000,000 Shares issuable under the Plan; and

6.	Registration Statement on Form S-8 (No. 333-272084) filed with the SEC on May 19, 2023, registering the issuance of an aggregate of 3,200,000 Shares issuable under the Plan;

in each case, plus such indeterminate number of Shares as may have been issuable to prevent dilution resulting from one or more stock splits, stock dividends, or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended, and the terms of the Plan.

On July 31, 2024, pursuant to its previously announced Agreement and Plan of Merger, dated as of April 26, 2024, by and among the Registrant, Star Holding LLC, a Delaware limited liability company (“Parent”), and Star Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of its Shares pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with the undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused each of these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Katy, State of Texas, on August 1, 2024.

U.S. SILICA HOLDINGS, INC.

By:	/s/ Stacy Russell
	Name:	Stacy Russell
	Title:	Executive Vice President, General Counsel & Corporate Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.